Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

May 22, 2020

AvalonBay Communities, Inc.

Ballston Tower

671 N. Glebe Road, Suite 800

Arlington, VA 22203

Re: Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-223183) (as amended or supplemented, the “Registration Statement”) filed on February 23, 2018 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by AvalonBay Communities, Inc., a Maryland corporation (the “Company”) of an unlimited amount of any combination of securities of the types specified therein. The Registration Statement became effective pursuant to the rules of the Commission upon filing on February 23, 2018. Reference is made to our opinion letter dated February 23, 2018 and included as Exhibit 5.1 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the pricing supplement dated May 8, 2020 (the “Pricing Supplement”) filed on May 11, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Pricing Supplement relates to the offering by the Company of $600,000,000 aggregate principal amount of the Company’s 2.450% Notes due 2031 (the “Notes”) covered by the Registration Statement. We understand that the Notes are to be offered and sold in the manner described in the Pricing Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We refer collectively to the Indenture, dated as of February 23, 2018, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of March 26, 2018, and the Second Supplemental Indenture, dated as of May 29, 2018, both between the Company and the Trustee, as the “Indenture.”

AvalonBay Communities, Inc.

May 22, 2020

The opinion expressed below is limited to the law of New York and the Maryland General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, upon the execution, authentication and issuance of the Notes in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of provisions in the Notes or the Indenture relating to the choice of forum for resolving disputes.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

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